By Email Recon Technology, Ltd Room 1902, Building C King Long International Mansion No. 9 Fulin Road Beijing 100107 People’s Republic of China 25 November 2013	Floor 4, Willow House, Cricket Square PO Box 884 Grand Cayman KY1-1103 Cayman Islands
D +1 345 914 5870 T +1 345 949 2648 F +1 345 949 8613 E rlaws@campbells.com.ky
Our Ref: RML/11963-16173 Your Ref: campbells.com.ky

Dear Sirs

Recon Technology, Ltd

We are Cayman Islands counsel for Recon Technology, Ltd, a Cayman Islands corporation (the “Company”), in connection with the registration and offering of 546,500 ordinary shares of US$0.0185 per share of the Company issuable in accordance with a securities purchase agreement and warrants to purchase up to an aggregate of 163,950 ordinary shares (“Warrants”) pursuant to a Securities Purchase Agreement, dated November 25, 2013 (the “Purchase Agreement”), as well as a Registration Statement on Form S-3 (file number 333-190387) (“Registration Statement”) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on August 14, 2013, the statutory prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated November 25, 2013 (the “Prospectus Supplement”) filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with rendering our opinion as set forth below, we have reviewed and examined the following:

1	Copy of the Memorandum of Association and Articles of Association of the Company as adopted by the Company by a special resolution of the shareholders on the 23rd day of June, 2009 (the “Shareholders Resolution”).

2	A copy of the written resolutions of the Board of Directors of the Company dated 20 November 2013.

3	A copy of the Shareholders Resolution dated the 23rd day of June, 2009.

4	An electronic copy of the Registration Statement as provided and to be filed with the Commission on or about the date of this opinion.

5	A copy of the Register of Directors of the Company, certified as true by Company Incorporations Asia Limited on 6 August 2012.

6	Copy of a Certificate of a director of the Company dated 13 November, 2013.

7	Such other documents and laws as we consider necessary as a basis for giving this opinion.

The Registration Statement and the exhibits to the Registration Statement are referred to below as the “Document.”

The following opinion is given only as to matters of Cayman Islands law and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Cayman Islands. We have assumed that there is nothing under any law (other than the laws of the Cayman Islands) which would affect or vary the following opinion. Specifically, we have made no independent investigation of the laws of the United States of America and we offer no opinion in relation thereto. We offer no opinion in relation to any representation or warranty given by any party to the Document save as specifically hereinafter set forth. This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the laws of the Cayman Islands, as they respectively exist at the date hereof.

In giving this opinion we have assumed, without independent verification:

(a)	the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

(b)	that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all factual statements made in such resolutions, the Director’s Certificate and any other certificates and documents on which we have relied are true and correct (and continue to be true and correct);

(c)	that the statutory registers of directors and officers, members, mortgages and charges and the minute book of the Company are true, complete, accurate and up to date;

(d)	the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Document; and

(e)	that there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

Based upon the foregoing and in reliance thereon, it is our opinion that:

(i)	The Company has taken all necessary action to authorise the execution, delivery and performance of the Document in accordance with its terms;

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(ii)	the ordinary shares as described in the Registration Statement will, upon the receipt of full payment, issuance and delivery in accordance with the terms of the offering described in the Registration Statement and registration in the register of members (shareholders) of the Company be validly issued, fully paid and non-assessable;
(iii)	The Warrants have been duly authorized for issuance pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the Purchase Agreement against receipt of the consideration set forth therein, the Warrants will be validly issued, fully paid and nonassessable; and
(iv)	The ordinary shares underlying the Warrants have been duly authorized, and when issued upon exercise of the Warrants against payment of the exercise price in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

The foregoing opinion is subject to the following reservations and qualifications:

1	In the event that the Document is executed in or brought within the jurisdiction of the Cayman Islands (e.g., for the purposes of enforcement or obtaining payment), stamp duty may be payable.

2	We neither express nor imply any opinion as to any representation or warranty given by the Company in the Document as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Document.

3	To maintain the Company in good standing under the laws of the Cayman Islands annual fees must be paid and annual returns made to the Registrar of Companies. The annual fees are payable by the Company and will not affect the non-assessable nature of the ordinary shares.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Document constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Campbells

Campbells

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